Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Vice President		Director
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

For Immediate Release

CVS REPORTS RECORD SEPTEMBER REVENUES OF $4.4 BILLION, UP 24.3%

COMPANY RAISES EPS GUIDANCE FOR THIRD QUARTER AND YEAR

WOONSOCKET, RHODE ISLAND, October 10, 2006 — CVS Corporation (NYSE: CVS) today announced that total revenues for the five-week period ended September 30, 2006 increased 24.3% to $4.4 billion, compared to $3.5 billion in the prior year period, including the impact of the June 2, 2006, acquisition of 701 standalone Sav-On and Osco drugstores. Total pharmacy revenues represented 70.7% of total company revenues in September.

Same store sales (sales from stores open more than one year) for the five weeks ended September 30, 2006 increased 8.8% over the prior year period. This reflected strength across all our markets. Pharmacy same store sales increased 9.8%, despite being negatively impacted by approximately 320 basis points due to recent generic introductions. Front-end same store sales increased 6.5%. Same store sales do not include the drugstores acquired on June 2, 2006, which will be included in same store sales following the one-year anniversary of the acquisition, beginning in fiscal July 2007.

For the third quarter, total sales increased 24.9% to $11.2 billion, compared to $9.0 billion in the prior year period. Same store sales for the thirteen weeks ended September 30, 2006 increased 9.1% over the prior year period. Pharmacy same store sales increased 10.2%, while front-end same store sales increased 6.4%. Total pharmacy sales represented 70.3% of total company sales in the quarter.

David Rickard, Executive Vice President, Chief Financial Officer and Chief Administrative Officer, said, “These healthy sales results, as well as a solid improvement in gross margin, meaningfully exceeded our expectations. Given the strong trends in our business, we are raising our diluted earnings per share guidance for the third quarter, from a range of $0.28 – $0.30 to a range of $0.31 – $0.33. Consistent with that change, we are also raising our diluted earnings per share guidance for the full year 2006, from a range of $1.47 – $1.51 to a range of $1.50 – $1.54.”

Year-to-date, total revenues for the thirty-nine week period ended September 30, 2006, increased 16.4% to $31.7 billion, compared to $27.3 billion in 2005. Same store sales for the thirty-nine week period increased 8.0% over the prior year period. Pharmacy same store sales increased 8.7%, while front-end same store sales increased 6.4%.

The Company will be holding a conference call today for the investment community at 9:00am (EDT) to recap September sales results and discuss current industry issues. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com. This webcast will be archived and available on the web site for a one-month period following the conference call.

CVS is America’s largest retail pharmacy, operating 6,157 retail and specialty pharmacy stores in 43 states and the District of Columbia as of September 30, 2006. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS innovatively serves the healthcare needs of all customers through its CVS/pharmacy stores; its online pharmacy, CVS.com; its retail-based health clinic subsidiary, MinuteClinic; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement Concerning Forward-Looking Statements” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in its Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2006.

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